EXHIBIT 14.1




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Trustees of
 The Nebraska Municipal Fund

As independent public accountants for the Fund, we hereby consent to the use of our report and all references to our Firm included in or made a part of this Registration Statement.




BRADY, MARTZ & ASSOCIATES, P.C.
Minot, North Dakota

March 5, 1999


Lincoln, Nebraska
March 8, 1999